Exhibit 99.1

News Release

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

EPICOR ANNOUNCES COST REDUCTION INITIATIVES

EXPECTED TO RESULT IN ANNUAL SAVINGS OF $16 TO $20 MILLION

IRVINE, Calif., November 13, 2008 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket, divisions of Global 1000 companies and specialty retailers, today announced expense reduction initiatives designed to increase productivity and efficiency throughout the Company.

As a result of a comprehensive business review, Epicor has undertaken a series of cost reduction initiatives including a reduction in its workforce, stricter controls on discretionary spending, and technology initiatives designed to improve efficiencies and reduce operating expenses. The Company expects to achieve annual savings of between $16 million and $20 million based on these combined efforts. The Company is expected to incur restructuring charges of approximately $4 million during the fourth quarter related to these actions.

“A thorough review of our global organization identified areas where we could increase efficiencies through streamlined operations and technology initiatives, while better aligning our resources to respond even more rapidly to the opportunities and challenges before us,” commented Thomas Kelly, Epicor President and CEO. “Given the current economic environment, it is more important than ever to maximize our flexibility to adapt to whatever market conditions we may face in the most efficient and effective manner, with an eye towards driving maximum profitability. Despite the uncertainty in the near term economic environment, we are excited about the near and long term opportunities we have in all of the markets we address. We believe the company is in an excellent position to expand market share and drive revenue growth.”

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket, and divisions of Global 1000 companies. Epicor also provides a full set of solutions for retailers comprising integrated point-of-sale, planning, sourcing, merchandising, replenishment, store inventory, warehousing and financial systems. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected financial performance and position, planned expense reduction initiatives, including workforce reduction, facilities consolidation and limits on discretionary spending, quarterly and annual savings associated with the planned expense reduction initiatives, the launch of Epicor 9, charges related to the workforce reduction and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to the successful implementation of the expense reduction initiatives; changes in the demand for enterprise resource planning products; the timely availability and market acceptance of new products and upgrades, including Epicor 9; the impact of competitive products and pricing; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; and other factors discussed in Epicor’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly report of Form 10-Q for the quarter ended September 30, 2008. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

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